Exhibit 99.2

NEWS RELEASE
April 18, 2005

PYR ENERGY TO PRESENT AT THE IPAA 2005 OIL & GAS INVESTMENT
SYMPOSIUM

DENVER – PYR Energy Corporation (AMEX:PYR) today announced that it is participating in the 2005 Independent Petroleum Association of America’s Oil & Gas Investment Symposium to be held at the Sheraton New York Hotel and Towers in New York City, April 19-20, 2005. D. Scott Singdahlsen, President and Chief Executive Officer, and Tucker L. Franciscus, Vice President, are scheduled to present from 3:20 p.m. to 3:40 p.m. Eastern Time on Wednesday, April 20, 2005.

The PYR energy presentation will be webcast live on Wednesday, April 20, 2005, at 3:20 p.m. Eastern Time. Log onto the internet at http://www.vcall.com/EventPage.asp?ID=91312.

If you are unable to participate during the live webcast, the call will be available for replay at http://www.vcall.com/ClientPage.asp?ID=91312 or http://www.vcall.com/

The Presentation will be posted on the PYR Energy website at www.pyrenergy.com later in the week.

     Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil.  At the current time, PYR’s activities are focused in select areas of the Rocky Mountain region, East Texas, and the Gulf Coast.  Additional information about PYR Energy Corporation can be accessed via the Company’s web site at www.pyrenergy.com.

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     This release and the Company’s website contain forward-looking statements regarding PYR Energy Corporation’s future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. This press release and the Company’s website include the opinions of PYR Energy and does not necessarily include the views of any other person or entity.

Contact:	1675 Broadway, Suite 2450
Scott Singdahlsen, President	Denver, CO 80202
Tucker Franciscus, VP	Phone: 303.825.3748
Fax:303.825.3768